Exhibit 99.1
Final Transcript Conference Call Transcript SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call Event Date/Time: Sep 13, 2010 / 01:00PM GMT

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Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
CORPORATE PARTICIPANTS
Martha Hough
Santarus, Inc. — VP of Finance and IR
Gerry Proehl
Santarus, Inc. — President and CEO
Mike Step
Santarus, Inc. — SVP Corporate Development
David Ballard
Santarus, Inc. — SVP Clinical Research and Medical Affairs
Mark Totoritis
Santarus, Inc. — SVP Biologics
Lawrence Fritz
Covella Pharmaceuticals — Co-Founder and CEO
CONFERENCE CALL PARTICIPANTS
Elaine Olson Gaiman
Stifel Nicolaus — Analyst
Scott Henry
Roth Capital — Analyst
Ian Sanderson
Cowen & Co. — Analyst
Dan Wichman
Broadfin Capital — Analyst
PRESENTATION
Operator

Welcome to the Santarus business update conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded today, September 13, 2010.
I would now like to turn the call over to Martha Hough. Please go ahead, ma’am.

Martha Hough - Santarus, Inc. — VP of Finance and IR
Thank you, Brandy. Good morning and welcome to today’s call. This is Martha Hough, Vice President of Finance and Investor Relations. Joining me on the call today are Gerry Proehl, President and Chief Executive Officer; Mike Step, Senior Vice President Corporate Development; Dr. David Ballard, Senior Vice President Clinical Research and Medical Affairs; and Dr. Mark Totoritis, our newly appointed Senior Vice President Biologics; Debbie Crawford, Senior Vice President and Chief Financial Officer; and Dr. Lawrence Fritz, former President and Chief Executive Officer of Covella, are also with us today and will be available during the question-and-answer session.
Earlier this morning, Santarus issued a press release announcing two business development transactions. If you have not received a copy of today’s press release, you may access a copy from our website at www.Santarus.com. We also have posted slides in the investor relations section of our website under events and presentations for use with today’s conference call. A live broadcast of this call is available over the Internet on the Santarus website and a replay of the call will be available for the next two weeks under the investor relations section of our website.

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Before we begin with the business updates, I would refer you to slide 2 in the deck for today’s call, which is our Safe Harbor statement. Please keep in mind that risks and uncertainties involved in the Company’s business may affect the matters referred to in forward-looking statements made during today’s call. As a result, the Company’s performance may differ from those expressed in or indicated by such forward-looking statements which are qualified in their entirety by the cautionary statements contained in the press release and the Company’s Securities and Exchange Commission filings.
The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, September 13, 2010. Santarus undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.
With those comments, I will turn the call now over to Gerry Proehl. Gerry?

Gerry Proehl - Santarus, Inc. — President and CEO
Thank you, Martha. We are pleased that you are joining us on such short notice to discuss this morning’s news about two promising novel biologic drug candidates we have added to Santarus’s pipeline.
Turning to slide 3, we believe that these programs fit well into our development pipeline offering substantial medium-term and long-term revenue potential in specialty markets that are readily addressable by a small sales organization. We view these transactions as transformational for Santarus. With successful development and commercialization, we believe these biologic product candidates can significantly increase shareholder value in the coming years.
These biologics are being developed to meet substantial unmet medical needs and if successfully developed and approved for marketing in the US, are expected to qualify for 12 years of data exclusivity under Federal Healthcare Reform enacted earlier this year. Additionally, both are covered by strong intellectual property protection and pose significant development and manufacturing hurdles for other companies to overcome.
In the first of these transactions covered on slide 4, Santarus gained the North American rights to Rhucin, a recombinant human intravenous drug, through the licensing and supply agreements with Pharming Group. Rhucin is the lead product for Pharming, which is a research-based biotechnology company headquartered in the Netherlands. Pharming has submitted a marketing authorization application to the European Medicines Agency for Rhucin as a treatment for acute attacks of hereditary angioedema or HAE.
In June 2010, the European Medicines Agency adopted a positive opinion for the drug which will be trade named Ruconest in Europe. Rhucin is in late stage clinical development in the US also for acute attacks of HAE and has been granted orphan drug and fast-track status by the FDA in this indication.
HAE is a serious disease that is characterized by acute attacks of painful and in some cases fatal swelling of several soft tissues. Currently there are two blood-derived products sold to treat HAE that are plasma-derived C1 inhibitors and one peptide-based product. We believe Rhucin represents an attractive alternative to currently marketed products for HAE, bypassing potential constraints of human blood supply limitations including plasma donor restrictions and potential viral and other disease transmission risk while replacing the missing protein in HAE.
In addition to HAE, Rhucin also has potential in other indications including antibody-mediated rejection and delayed graft function following solid organ transplantation.
We are pleased to partner with Pharming, which is primarily focused on the transgenic production, purification and formulation of recombinant human proteins. We believe the combination of all Pharming’s sophisticated biotechnology expertise with our clinical development, regulatory, and commercial capabilities will result in a productive relationship for the North American market.
Turning to the second transaction announced today on slide 5, we’ve acquired the worldwide rights to a new approach in treating inflammatory and autoimmune diseases through a novel humanized anti-VLA-1 antibody. In this transaction, we acquired closely held Covella Pharmaceuticals of Rancho Santa Fe, California and an associated amended license agreement with Biogen Idec, which originally developed this biologic drug candidate and licensed it to Covella in January 2009. The anti-VLA-1 antibody has shown positive activity in multiple preclinical models of inflammatory and autoimmune diseases including rheumatoid arthritis, inflammatory bowel disease, psoriasis, and organ transplantation.

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Covella was cofounded by Dr. Lawrence Fritz, Dr. Mark Totoritis, and Dr. Matthew Strobeck. Larry has a remarkable history of novel drug development as a cofounder of Athena Neuroscience, Idun Pharmaceuticals, Conforma Therapeutics, and Cabrellis Pharmaceuticals. He created significant stockholder value through the development of promising technology and the ultimate sale of these companies to larger biopharmaceutical concerns. We are very pleased that Larry has agreed to consult with us on the development of the anti-VLA-1 antibody product candidate and to assist in advancing the program through the initial stages of clinical development.
I am also pleased to announce that Mark Totoritis has joined Santarus as Senior Vice President Biologics with responsibilities for the anti-VLA-1 antibody program and the clinical development of other biologic products. Mark is Board-certified in internal medicine and rheumatology and has impressive broad experience in biologics and small molecule drug development. He was previously Vice President of Medical Research and Head of Immunology, Rheumatology, Therapeutics Group at Biogen Idec and worked as Vice President and Head of Autoimmune and Inflammatory Disease Group at Idec Pharmaceuticals, which merged with Biogen in 2003.
He played a key role in the development and approval of Rituxan for rheumatoid arthritis. Rituxan is a biologic drug sold by Genentech and Biogen Idec and is also approved for non-Hodgkin’s lymphoma. While at Syntex Research/Roche Bioscience earlier in his career, Mark was a major contributor to the development of CellCept for use in patients undergoing solid organ transplantation. We are extremely pleased that Mark has joined our executive team and we welcome both Mark and Larry to today’s call.
I will now turn the call over to Mike Step.

Mike Step - Santarus, Inc. — SVP Corporate Development
Thanks, Gerry. As we are covering two transactions this morning, I will first summarize the key terms of the Rhucin agreements and David Ballard will discuss the Rhucin clinical program. After that I will summarize the key terms of the Covella acquisition followed by an overview of the anti-VLA-1 antibody program by Mark Totoritis.
An overview of the terms of the Rhucin agreement is on slide 6. Those terms include Santarus has obtained a nonexclusive license to develop and manufacture and an exclusive license to commercialize Rhucin for the treatment of HAE and other future indications including solid organ transplantation rejection for use in the US, Canada, and Mexico. In return for these rights, Santarus will pay Pharming an upfront cash fee of $15 million.
Additionally, Santarus is responsible for a $5 million milestone payment to Pharming upon FDA acceptance for the filing of a BLA for Rhucin and Santarus may also pay Pharming additional success-based clinical and commercial milestones.
Assuming regulatory approval and commercial launch, Santarus will purchase finished product from Pharming for a tiered supply price based on a percentage of net sales of Rhucin.
Moving to slide 7, Rhucin is an exciting late stage addition to our pipeline. We believe that Rhucin has a significant potential as a treatment for patients with acute attacks of hereditary angioedema due to the positive efficacy data seen with the drug to date in late stage clinical testing, the low incidence of significant side effects, and its presentation as a stable lyophilized powder dosage form. The Rhucin product is currently covered by issued patent protection through at least 2022 and as previously discussed, we believe it will also be entitled to 12 years of exclusivity under the recent healthcare reform legislation. Further, we estimate Rhucin’s peak sales potential in the US of at least $200 million.
I will now turn the call over to David Ballard to provide an overview of HAE and the Rhucin clinical programs and status in greater detail.

David Ballard - Santarus, Inc. — SVP Clinical Research and Medical Affairs
Thanks Mike. As Gerry stated, HAE is a serious disease. As you will see on slide 8, it is characterized by acute attacks of painful and in some cases fatal swelling of several soft tissues. An attack could last up to five days if untreated. The severity of HAE attacks vary and are most serious when they involve laryngeal edema, which can close the upper airway and cause death by asphyxiation.
In addition to its life-threatening nature, HAE may seriously impair quality of life. According to the US Hereditary Angioedema Association, epidemiological estimates for HAE range from one in 10,000 to one in 50,000 individuals. Untreated HAE patients may experience up to 20 attacks per year while patients prophylactically treated with anabolic steroids typically average about eight treated attacks each year.

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
HAE is caused by a defective gene that results in the production of either inadequate levels of or poorly functioning C1 inhibitor protein. This defect is often inherited; however, the absence of family history does not rule out an HAE diagnosis. In fact as many as 20% of HAE cases appear to be due to a spontaneous mutation of a C1 inhibitor gene.
C1 inhibitor is a normal component of human blood. It primarily regulates activation of key inflammatory and coagulation biochemical pathways specifically the contact pathway, which promotes blood clotting, and the complement pathway, which supports the ability of antibodies to clear pathogens from the body, as well as the fibrinolytic system, which dissolves fiber and blood clots acting in reverse to the coagulation system.
Although the events that induce angioedema attacks in HAE patients are not well defined, it is thought that increased swelling and the clinical manifestation of HAE attacks are mediated through complement, contact and fibrinolytic system activation.
Rhucin is a recombinant human C1 protein replacement therapy. An overview of clinical studies is covered in slide 9. Rhucin’s efficacy has been evaluated in two randomized placebo-controlled studies and is supported by four open label studies. In the randomized placebo-controlled studies, patients received Rhucin at either 50 or 100 units per kilogram of body weight or placebo. Patients receiving Rhucin responded rapidly to treatment and following treatment with Rhucin, no relapse of attacks was recorded.
Rhucin was well tolerated with an adverse event profile observed in controlled studies similar to that of placebo. There were no significant infusion site reactions such as pain, itching, or redness. Immunogenicity testing revealed a favorable immuno-safety profile. An updated safety data set detailing more than 500 Rhucin administrations and including more than 150 patients from all of the clinical studies was submitted to the European Medicines Agency in September 2009.
Pharming plans to submit the BLA for Rhucin to the FDA in late 2010 or in January 2011 and believes that it has sufficient data to commence the FDA review process. At the same time based upon prior discussions with the FDA, Pharming is planning to initiate an additional placebo-controlled double-blind clinical study with approximately 50 patients to provide additional data in support of the 50 unit per kilogram dose. Data from the clinical study will also be used to provide additional validation of the visual analogue scale used to measure the clinical effects of Rhucin.
An open label extension of the clinical study will be conducted to assess the efficacy, safety, and lack of immunogenicity of Rhucin at 50 units per kilogram for the repeated treatment of acute attacks of HAE.
Rhucin also has potential as a therapy in inflammatory and immune-mediated indications that involve the contact, coagulation, and complement systems. Activation of these systems has been implicated in the pathogenesis of a variety of inflammatory diseases. For example in renal transplantation, complement activation plays a role in antibody mediated rejection and delayed graft function. We and Pharming believe that Rhucin could have a beneficial application in solid organ transplantation due to its inhibitory effects on early events and the complement cascade.
We plan to further assess the utility of Rhucin in kidney transplantation in a small proof of concept Phase II study which we expect to commence in the first half of 2011.
With that overview of Rhucin, I will turn the call back to Mike Step.

Mike Step - Santarus, Inc. — SVP Corporate Development
Thanks, David. Turning to slide 10 and our transaction to obtain exclusive worldwide rights to a novel humanized anti-VLA-1 antibody, Santarus acquired Covella through a reverse merger with a wholly-owned subsidiary of Santarus and we have entered into an associated amended license agreement with Biogen Idec. Under the terms of the merger agreement, Santarus is paying a total in cash and stock of approximately $1.8 million in a combination of upfront consideration, assumption of Covella liabilities, and transaction expenses. Also Santarus will make clinical and regulatory milestone payments based on our success in developing product candidates and we will pay a royalty on net sales of any commercial products resulting from the anti-VLA-1 antibody technology.
Also under the amended license agreement with Biogen Idec, Santarus will make additional clinical, regulatory, and sales milestone payments to Biogen Idec based on our success in developing product candidates and will pay a royalty on net sales of any commercial products resulting from the anti-VLA-1 antibody technology.

Final Transcript
Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
We believe that this novel anti-VLA-1 antibody for inflammatory and autoimmune diseases has a potential application in numerous diseases that are not well treated by current drug options. While our expertise in gastroenterology is deep, we recognize that in some of these indications, it would represent new therapeutic areas for Santarus such as in rheumatoid arthritis and in transplantation.
We are pleased that Mark Totoritis and Larry Fritz, with their significant medical and clinical development expertise will be a resource to us as we advance the anti-VLA-1 antibody through the initial phases of clinical development.
We also believe our commercial infrastructure can successfully address the focused number of physician specialists who treat patients with inflammatory diseases such as rheumatologists and gastroenterologists. For additional information on the terms of the anti-VLA-1 antibody agreements, and those for Rhucin, please refer to our Form 8-K filings which were filed with the Securities and Exchange Commission this morning.
Next, Mark Totoritis will give a brief overview of the humanized anti-VLA-1 antibody program.

Mark Totoritis - Santarus, Inc. — SVP Biologics
Thank you, Mike. First I would like to say how pleased I am to join the Santarus team and to take responsibility for the new Biologics programs the Company has acquired. My work over the past two decades in rheumatology and in a number of other therapeutic areas is the basis for my belief that the novel anti-VLA-1 antibody Santarus has acquired through the acquisition of Covella has potentially broad and novel clinical application in autoimmune and inflammatory diseases.
Moving to slide 11, it is important to note that the humanized antibody was created by Biogen Idec, a company that has deep experience in developing biologic drugs. In preparation for clinical testing, Biogen Idec conducted several toxicology studies in nonhuman primates as well as additional studies in rodents. These studies provide the foundation for a preclinical and toxicology data package that we believe is sufficient to proceed into initial Phase I human clinical studies. We also have adequate quantities of formulated drug produced at Biogen Idec under GMP conditions that we believe will take us at least through the early phases of human clinical testing.
So clearly an enormous amount of work has already been accomplished with this drug candidate. Subject to regulatory clearance, we plan to begin investigating the anti-VLA-1 antibody drug candidate in a dose escalation Phase I clinical study in the first half of 2011.
As described on slide 12, the antibody is an inhibitor of the integrin VLA-1. Integrins, a type of cell adhesion molecule, mediate interactions between various cells as well as interactions between cells and their environment, the extracellular matrix. VLA-1, also known as alpha 1, beta 1 integrin plays a key role in the migration, retention, and proliferation of activated T cells and monocytes at sites of chronic inflammation. Anti-VLA-1 antibodies have shown strong efficacy in multiple animal models of inflammation including rheumatoid arthritis, inflammatory bowel disease, psoriasis, and organ transplantation.
We believe that several of these indications represent high unmet medical needs and present significant commercial opportunities. For example, up to 50% of patients with rheumatoid arthritis experience an inadequate response to TNF inhibitors, the leading class of biologic therapies for rheumatoid arthritis. We expect to assess the anti-VLA-1 antibody in clinical studies as a treatment for patients who have inadequately responded to treatment with TNF inhibitors or other biologic agents. The anti-VLA-1 antibody drug candidate is currently covered by three key patents including a composition of matter patent that expires in 2022.
Further as Gerry mentioned, we expect that under the new Healthcare Reform Act this biologic drug would qualify for 12 years of data exclusivity if approved by the FDA.
With that brief overview, I will turn it back over to Gerry.

Gerry Proehl - Santarus, Inc. — President and CEO
Thanks Mark. Before opening the call to questions, I want to again express our excitement and optimism about our recent business development activity as shown in the final slide.

Final Transcript
Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Last week we announced the addition of Cycloset to our commercial portfolio. We believe this novel FDA approved product for patients with type 2 diabetes will provide near-term revenues and allow us to leverage our sales organization’s efforts in promoting Glumetza. We anticipate the commercial launch of Cycloset in November 2010.
Today we announced two business development transactions that bring us two novel product candidates to move us forward over the medium to long term. With Rhucin, we’ve structured a license agreement that provides Santarus an exciting late stage product candidate with all but upfront payment based on achieving success-based milestones in clinical and regulatory development and commercial sales.
In addition, Pharming pays for the additional planned clinical study in HAE. With Covella transaction, we’ve added an early stage product candidate with what we believe is blockbuster potential. We expect over the next three to four years to move this product candidate from Phase I to Phase IIb in rheumatoid arthritis with a total estimated expense budget for clinical development of around $20 million to $25 million.
In our development pipeline we now have three late stage product candidates in various stages of Phase III clinical testing, Rhucin, budesonide MMX, and rifamycin SV MMX. Additionally, we have an exciting opportunity with our early-stage anti-VLA-1 antibody.
While we have greatly expanded our product portfolio, we believe that our cash, cash equivalents, and short-term investments and borrowings under our line of credit with Comerica Bank will be sufficient to fund our operations at least through the end of 2011.
We see the addition of these promising biologic drug candidates to our pipeline as a significant step in our strategy to transform Santarus into a successful specialty biopharmaceutical company focused on providing novel high-value drugs for difficult to treat diseases or disorders which are focused commercially on smaller targeted physician and patient groups.
With that overview, I would now like to open the call to questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) Annabel Samimy, Stifel Nicolaus.

Elaine Olson Gaiman - Stifel Nicolaus — Analyst
This is [Elaine Olson Gaiman] for Annabel Samimy today. Thank you for taking the questions. Could you comment on how these agreements fall into your GI and now endocrinology focus and what type of expertise do you have for the development in the HAE indication? And also what biologic capabilities do you have? And then I have one follow-up.

Gerry Proehl - Santarus, Inc. — President and CEO
This is Gerry Proehl. As we said before, Santarus has been continuing to focus on small specialty areas. We are obviously currently in the GI space. We are also in the diabetes space. As we’ve guided to before we expect to be into two or three other small therapeutic areas. Obviously we have strong interest as we’ve said in both rheumatology and also allergy immunology, which is what these products fit into.
As far as our overall expertise, we obviously have quite a bit of clinical expertise. As it relates specifically to Rhucin in HAE, we are not particularly responsible for the overseeing of the Phase III clinical trial. That will be done by Pharming, who has broad experience in overseeing HAE trials. I think as we mentioned during the call, they have conducted a number of late stage clinical trials with absolutely outstanding clinical results. So we feel confident that the additional Phase III trial will also be conducted very well.
As it relates to biologic experience, we are happy to bring on Mark Totoritis on the clinical side and Larry Fritz also on the development side. Both of them have broad experience in biologics. Our Company also has broad experience in biologics through other folks both in the manufacturing, in regulatory and in quality areas. They are not obviously currently working on biologic products, but they have experience from other companies they have worked at prior to coming to Santarus.

Final Transcript
Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call

Elaine Olson Gaiman - Stifel Nicolaus — Analyst
Okay, thank you for that. Then just one follow-up. While you are proceeding with these deals, could you comment on your focus with respect to finalizing other programs? Maybe if you can comment on the status of the budesonide MMX trial, is there anything new with respect to the data? Are you still on track for the September timeline that you had there?

Gerry Proehl - Santarus, Inc. — President and CEO
We are currently still working with the CRO and also with Cosmo to finalize the cleanup of the data in order to get prepared to unblind the data. We are still targeting the unblinding of the data by the end of September. As far as rifamycin, we are currently enrolling patients in the first Phase III study for travelers’ diarrhea.

Elaine Olson Gaiman - Stifel Nicolaus — Analyst
Okay, thank you.

Operator
Scott Henry, Roth Capital.

Scott Henry - Roth Capital — Analyst
Thank you for taking the questions. Just starting out, one question I feel obligated to ask and then I will move on more specifically to these deals. But I just want to confirm has anyone from Santarus or Cosmo seen the data on budesonide MMX as of this morning?

Gerry Proehl - Santarus, Inc. — President and CEO
Yes, Scott, no one has seen any unblinded data as of this morning.

Scott Henry - Roth Capital — Analyst
Okay. Are there any thoughts as to the direction of the data at this point in time given that you said unblinded?

Gerry Proehl - Santarus, Inc. — President and CEO
Based on the fact that we have a four-armed trial, it’s virtually impossible for us to have any idea of what the data looks like until we unblind.

Scott Henry - Roth Capital — Analyst
Okay, certainly fair enough. I just wanted to get that out of the way. Second and this is a little more big picture, my understanding was that the strategy of Santarus was to execute, to take straightforward programs either bring them through to approval or to focus on marketing. Sort of a keep it simple approach to specialty pharma.
This seems to go in a different direction, particularly with regards to the Phase I program and even further referring to diabetes and GI, a small kind of specialty market confuses me a bit. Could you talk about what went into — what I view as a strategy change, maybe you don’t, but I’d like to give you the opportunity to kind of educate me on what went into that process.

Gerry Proehl - Santarus, Inc. — President and CEO

Final Transcript
Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Sure. I think what we have said, Scott, in the past is that our long-term goal was to move out of being in the main primary — I will call it the primary care area into more specialty areas. Certainly I can’t disagree with you that the diabetes space is a primary care area. We are focused on a much smaller, tighter audience of endocrinologists and just top prescribing primary care docs. As it relates to gastroenterologists, I do think it’s a fairly reasonable size specialty group with about 80 reps required to call on the gastroenterologists. We continue to look for products that have unique advantages in small specialty market places and that is what we’ve said before.
As it relates to Rhucin, we were very attracted to that product for a number of reasons. Number one, it’s late stage development. They’ve already — Pharming has already completed two clinical trials with outstanding overall results. We know C1 inhibitors work very well for HAE and we are excited about this product because it’s the first non-blood-based product to go after HAE. Obviously there are other categories out there where when a recombinant product was introduced, they end up taking a large majority of the market place due to concerns that both physicians and patients have on blood-based products.
So we think that the Rhucin product certainly fits with our overall goal to bring products that have unique features and benefits to patients.
As it relates to the anti-VLA-1 antibody program, certainly it’s an earlier stage program but as the Company is trying to build a pipeline, if you wait until those type of unique products like this one gets to Phase II or Phase III it becomes the type of product that Santarus couldn’t afford because those products would garner obviously $100 million plus deal terms as you probably are aware of.
We like this particular compound because the preclinical data in multiple models both in arthritis and also in inflammatory bowel disease looked very good. The efficacy looked good. It also looked good in a transplant model. So the efficacy certainly looks like it’s there.
In these types of programs, you get a pretty good indication early on. We think sometime in Phase II we will have a very good indication of whether or not this product works. And so for a very reasonable amount of money, as we said in the estimate of $20 million to $25 million, we’ll know whether or not we have a product that has blockbuster potential.

Scott Henry - Roth Capital — Analyst
Yes, I mean I guess I would have to differ with you. To me it strikes me as a shift towards the type of kind of lottery ticket approach to R&D that I think a lot of people appreciated that Santarus wasn’t. I mean, $20 million to $25 million is a pretty significant amount of money to Santarus. It’s about a third of your cash balance once you strip out rebates. So I am going to differ on that.
But I do want to shift over to some specific questions that I think will be helpful particularly with regard to Rhucin. Could you tell me first of all what is the timeline in terms of the additional clinical work? And also when you think about that HAE space, how does this differentiate from some of the other products out there?

Gerry Proehl - Santarus, Inc. — President and CEO
So the plan is to initiate the additional study either late this year or early next year. Obviously we expect to enroll approximately 50 patients into this study. Once those patients are enrolled and complete, we will submit that data to the FDA.
The reason we are excited about the product, Scott, I think is we believe that having a non-blood-based product has some significant advantages over the products that are currently out there. The efficacy that we have seen with this product in the first two clinical trials was outstanding with very, very good safety profile. So we think that the market place is clearly demonstrating in other categories that recombinant products are preferred products to blood-based products when you have a choice.

Scott Henry - Roth Capital — Analyst
Okay, that is helpful. And then the timeline. I mean, I guess you are going to file it. Now is it a rolling submission where you do have to wait for the clinical data of the next trial or how do we think about that?

Gerry Proehl - Santarus, Inc. — President and CEO

Final Transcript
Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
So Pharming plans on submitting the BLA late this year or January of next year. There’s a couple reasons for doing that. Number one, obviously this is an orphan drug indication. They have generated significant data. They have a little bit more data on the 100 units per kilogram than they do on the 50 units per kilogram. It looks like their initial starting dose in Europe will be 50 units per kilogram. We felt that it was in the best interest for our overall global position of this product to get additional data on 50 units per kilogram. That’s what this Phase III study will do is we will get additional data on 50 units per kilogram.
The FDA could potentially approve this product on the initial BLA. We think it’s more likely that they will want to get the additional data on the 50 units per kilogram before they approve, but what it does is it starts the clock. It allows the FDA to begin the process and we are hopeful that they will go ahead and inspect all of the plants. And since there are plants over in Europe, that takes some time with the FDA. So it begins that process.
If the study is not complete by the FDA review completion, then Pharming would likely get a complete response letter and then once they completed the Phase III study, they would go ahead and submit that data to the FDA. The advantage there is that once they submit that data to the FDA, the FDA will either take a two months or more likely six months for the review process before they provide final feedback.
So we think that it potentially gains us anywhere from four to maybe six to eight months on the review cycle by submitting the BLA first.

Scott Henry - Roth Capital — Analyst
Okay, that seems to make sense. So it sounds like the data should be out by the end of 2011 based on if you are targeting to get it in that review. Okay, that’s helpful. I look forward to learning more about that.
Then maybe shifting to the second deal with Covella, what made you guys pick this area? Of all the areas out there? I’m guessing some of it had to do with the founders. It seems like a lot of the investment is based on them, but maybe if you could just tell me, why this area?

Gerry Proehl - Santarus, Inc. — President and CEO
So we particularly like the inflammatory area. Obviously these products have broad application. The initial studies will be done in rheumatoid arthritis because we think the model is a very well-defined clinical model in order to see early efficacy. But the product also has applications in other inflammatory areas such as irritable bowel syndrome or I mean inflammatory bowel disease.
Obviously we are in the GI space, Scott, and having another product that we could move into IBD, either Crohn’s or ulcerative colitis was attractive to us. The product has also other applications beyond that. As I said, the preclinical models would indicate that it worked in areas such as psoriasis and organ transplant. We could either determine to do that ourselves or we could partner it out to someone else in those therapeutic areas. Since we get worldwide rights to this product, we also could partner out other parts of the world and help with the overall paying for the clinical development of this product.
The approach to me is very interesting. We think that it has reasonable probability of showing good efficacy but obviously we will need to do additional clinical work to prove that.

Scott Henry - Roth Capital — Analyst
Okay, thank you for taking the question, Gerry.

Operator
(Operator Instructions) Ian Sanderson, Cowen.

Ian Sanderson - Cowen & Co. — Analyst

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Thanks for taking the question and just a couple of detailed questions. One is the 2011 development costs associated with the anti-VLA-1 antibody program. You mentioned the $20 million to $25 million to get you I believe through Phase II. How much of that is going to be spent next year?
And then the second question is have you given any thought as to what the commercialization infrastructure is going to look like for Rhucin and what type of P&L issue that might be?

Gerry Proehl - Santarus, Inc. — President and CEO
Ian, this is Gerry. Obviously we haven’t gotten into giving specific dollar amounts for each clinical trial. What I can tell you is of that $20 million to $25, the Phase I program is a very, very small piece of that. Obviously it’s a Phase I study in a limited number of patients, so it will be a small piece of the $20 million to $25 million.

Ian Sanderson - Cowen & Co. — Analyst
The Phase II, the plan is that the Phase II proof of concept, that starts late next year. Is that correct?

Gerry Proehl - Santarus, Inc. — President and CEO
We haven’t said specifically. We expect that what we would do is do a Phase I — the data looks good, we’d do a Phase IIa and then a Phase IIb. That would be the estimated $20 million to $25 million over the next three to four years.

Ian Sanderson - Cowen & Co. — Analyst
Okay.

Gerry Proehl - Santarus, Inc. — President and CEO
As it relates to Rhucin, we expect that the sales organization would need — would be in the area of 20 to 25 sales reps calling on immunologists and allergists. It’s about 1000 physicians that we would have to target.

Ian Sanderson - Cowen & Co. — Analyst
Okay, thank you very much.

Operator
[Dan Wichman], Broadfin Capital.

Dan Wichman - Broadfin Capital — Analyst
Thanks, actually a lot of my detailed questions were answered but I guess just a big picture maybe following on Scott’s line of questioning a little bit. I guess I’d like to understand a little bit more why this antibody is available, what you guys see in this that maybe some of the — like a Biogen with a far, far larger research budget or other larger biotech companies with big balance sheets that are looking for a product like this don’t see at this stage. I guess just trying to understand why we should give this program any value.

Gerry Proehl - Santarus, Inc. — President and CEO

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
Maybe what I would do, Dan, is give Larry Fritz an opportunity to talk a little bit about the product since he was the one that identified it in working with Biogen and then maybe Mark might want to also chime in here. So I’ll turn it over to Larry.

Lawrence Fritz - Covella Pharmaceuticals — Co-Founder and CEO
Yes, let me try to address that question. Biogen has a fairly large portfolio of products and they were looking for creative ways to allow a larger number of products to be developed. Of course they retain a nontrivial interest in the product and in its success going forward. And so they were quite interested again in figuring out ways to get these products into other people’s hands. Particularly myself as a biotech entrepreneur, I had relationships with Biogen from — they had acquired one of my previous companies and so I was in a position to know what was going on within the pipeline. And I saw this product as one of the most interesting things that I had seen in a long time as a biotech product. Because as Gerry was saying of the strength of the data and really the novelty of the biology, and it’s also unusual for products like this with really novel biology to have had all of the development, pre-clinical development work done as was also described earlier, including the manufacturing work.

Dan Wichman - Broadfin Capital — Analyst
Okay, all right, fine then. I guess maybe just to follow up to Ian’s question on Rhucin. You said 20 to 25 reps. Are you able to give a sales number that would make this a profitable program for you guys in terms of other support and type of things?

Gerry Proehl - Santarus, Inc. — President and CEO
I think what we had said on the call, Dan, is that we expected sales could be $200 million or so. Certainly with 20 to 25 reps if you use our typical guidance of around 200,000 per rap, that’s about $4 million to $5 million in sales force cost. Even if you said marketing might be a similar amount, you start to get a pretty good idea of how attractive these opportunities are because you’re talking about products that have typically a fairly high price with a very small, limited target audience you have to go after with usually very good overall reimbursement.

Dan Wichman - Broadfin Capital — Analyst
Would you see R&D spend associated with this program prior to approval in the first indication?

Gerry Proehl - Santarus, Inc. — President and CEO
So the first indication for HAE, the additional Phase III study will be paid for by our partner, Pharming. We don’t have any responsibility for paying for that study.

Dan Wicklund - Broadpoint Capital — Analyst
Okay, so prior to approval, there’s no additional expense from your side outside of maybe hiring a few reps or probably not even that, right?

Gerry Proehl - Santarus, Inc. — President and CEO
So your question was on HAE. There is a small proof of concept study that is planned in antibody-mediated rejection in solid organ transplants. We will pay for 50% of that trial. Again, it’s a very small proof of concept trial that we would expect would start either late this year or early next year.

Dan Wichman - Broadfin Capital — Analyst
Okay, that was actually my question. Are you able to say how much that will cost?

Gerry Proehl - Santarus, Inc. — President and CEO

Final Transcript

Sep 13, 2010 / 01:00PM GMT, SNTS — Santarus, Inc. Adds Two Novel Biologic Drug -Conference Call
We are not able to tell you exactly because the final design of the study is not finalized, but I can tell you it’s a fairly small proof of concept study.

Dan Wichman - Broadfin Capital — Analyst
Okay, all right, thank you.

Operator
There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Gerry Proehl - Santarus, Inc. — President and CEO
Great. Well let me close by thanking you for joining us this morning and for your ongoing interest. We believe the transactions announced today and last week have improved our near-term revenue growth potential and significantly improved our longer-term prospects. We look forward to keeping you apprised of our progress.
If you have any further questions, please feel free to contact me, Debbie Crawford, or Martha Hough. Thank you and have a great day.

Operator
Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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